Exhibit 99.1

Soluna Holdings Announces March Site Level Financials

On Track to Achieve 1.26 EH/s by June 30th; Reiterates 3EH/s Ramp into the Fourth Quarter

ALBANY, N.Y., April 14, 2022 -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its March site level financials.

Michael Toporek, CEO of Soluna Holdings stated, “Our operating team continues to execute. Edith, our first facility, in 22 months has now returned about 3x the capital we invested. Our greenfield Sophie facility increased its hashrate over 70% in March. I am looking forward to seeing its April results as our margins there should expand and get closer to target levels. Companywide, we hit about 1 EH and are working on a way to hit our second quarter 1.26 EH target early. It’s great to see our Company’s operating momentum.”

Toporek Continued, “The recently completed sale of the instruments business, a great business with a bright future, allows us to re-deploy that capital in our computing business at 20% to 30% returns on invested capital. Additionally, having one clear line of business makes it simpler for investors to understand and value our company, especially compared to our public crypto mining peer group.”

Key Summary Highlights:

●	On track to achieve 1.26 EH/s by the end of Q2 2022. Working on a plan to deliver 30 days early

●	As of April 8th, 2022, 982.6 PH/s plugged in with more machines on the ground and in-transit

●	Second quarter proprietary hashrate expected to grow over 36%

●	Sophie facility continues to ramp as its hash rate increases 70%. In April, will move closer to steady state operating margins

●	Edith facility investment hits 3x return after 22 months

●	Operations continue to scale. Dorothy site preparation in full swing

●	Project pipeline continues to be robust as Soluna becomes a leading curtailment solutions provider to the renewable energy business

Revenue & Contribution Margin Summary:

*all numbers below exclude legacy hosting

($ in 000s, Unaudited)
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Mar 2022
Revenue	$995	$1,657	$2,368	$7,990	$3,200

Cash Contribution Margin	$744	$1,261	$1,703	$5,179	$1,891

Annualized Revenue	$3,980	$6,628	$9,472	$31,960	$38,400

Annualized Contribution Margin	$2,976	$5,044	$6,812	$20,716	$22,692

A presentation and corresponding video is available on the Company’s website at: https://www.solunacomputing.com/investors/updates/march2022flash/

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com